Exhibit 99.1

The Middleby Corporation Announces Management Changes

    ELGIN, Ill.--(BUSINESS WIRE)--May 16, 2003--The Middleby Corporation (NASDAQ:MIDD) announced today the promotion of David B. Baker from Chief Financial Officer to the newly created position of Chief Administrative Officer, and the promotion of Timothy J. FitzGerald from Controller to Chief Financial Officer. Mr. Baker will continue to hold the offices of Vice President and Secretary, and Mr. FitzGerald will continue to hold the office of Vice President.
    In order to fully support the growing importance and complexity of corporate governance, the Board of Directors has created the position of Chief Administrative Officer. Mr. Baker, as the new Chief Administrative Officer, will lead the company's efforts in corporate governance issues as well as other administrative and strategic duties. Mr. FitzGerald, up to now the Controller of Middleby, will become the Chief Financial Officer, the office previously held by Mr. Baker. These management changes will help strengthen Middleby for continued growth, profitability and a leadership role in its industry.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit the company's World Wide Web site, http://www.middleby.com.

    CONTACT: The Middleby Corporation
             Chief Executive Officer
             Selim A. Bassoul, 847/429-7788
             or
             Chief Administrative Officer
             David B. Baker, 847/429-7915
             or
             Chief Financial Officer
             Timothy J. FitzGerald, 847/429-7744